EXHIBIT 99.1

For immediate release:  November 25, 1996

                    HARMONY PRODUCTS, INC., ANNOUNCES MERGER

         Chesapeake, Virginia--Harmony Products, Inc., (OTC Bulletin Board--HRMY) announced today that it has entered into a Definitive Merger Agreement with Environmental Fertilizer Corporation (EFC), pursuant to which EFC would acquire all of the outstanding shares of Harmony for $2.00 per share in cash, or approximately $3.2 million. EFC is a private company located in Richmond, Virginia, that has been formed by a small group of investors for the purpose of acquiring Harmony. Effective prior to the date of the Merger Agreement, each member of Harmony's Board of Directors agreed to subscribe for non-voting, non-convertible preferred stock of EFC. The purchase price of the preferred stock equals the amount directors will receive for their shares of Harmony stock pursuant to the merger with EFC.

         The consummation of the transaction is subject to approval by the shareholders of Harmony at a special shareholders' meeting scheduled for late December, 1996, regulatory review by the Securities and Exchange Commission, and certain conditions to be met by Harmony and EFC, including closing by December 31, 1996. No assurance can be given that the transaction will close.

         EFC will operate under the name "Harmony Products". Its offices will remain in Chesapeake, Virginia, with existing employees.

         Harmony markets organic and organic base fertilizers under the Harmony, EconoGrow, TopCoat and COMPLETE brand names and licenses its technology for the conversion of organic wastes to granular, slow nutrient release, premium fertilizers.




For additional information, contact:
         Gregory Gill, President, Harmony Products, Inc., 757-523-2849


                                       4